SmartHeat Inc. Announces Record 2nd Quarter 2009 Financial Results, Raises Full Year Earnings Guidance, Anticipates Growth Momentum to Continue Into 2010 from Clean Technology Product Sales

•	- Revenues - increased 125% to $12.5 million from $5.6 million in 2Q08
•	- Net income - increased 257% to $2.6 million from $0.73 million in 2Q08
•	- Earnings Per Share of $0.11, an increase of 267% from EPS $0.03 in 2Q08
•	- Raises 3rd quarter 2009 financial guidance to approximately $35 million in revenues and approximately $6.8 million in net income
•	- Raises 2009 earnings guidance to approximately $15.5 million in net income on revenues of approximately $80 million
•	- Successfully completed recent asset acquisition of one of China’s largest industry players
•	- Positive signs of economic growth in China, anticipates earnings growth momentum to continue into 2010

NEW YORK, August 11, 2009 /PRNewswire-Asia/ — SmartHeat Inc. (NASDAQ: HEAT - News; website: www.smartheatinc.com), a market leader in China's clean technology, energy savings industry today announced record financial results for the 2nd quarter ended June 30, 2009. SmartHeat's products significantly reduce heat energy costs, increase energy efficiency and reduce air pollution. SmartHeat is a U.S. company with its primary operations in China.

James Jun Wang, Chairman & CEO of SmartHeat, commented: "Our strong 2nd quarter financial results reflected management’s excellent execution of our growth strategies in a favorable market environment for our industry. Due to China’s effective implementation of its economic stimulus plan in which the energy savings industry was particularly supported by the Chinese government as a sector that receives significant funding allocations, China’s heat energy savings industry has not been negatively impacted by the current global economic slowdown. As a market leader in this space, we believe SmartHeat will continue to deliver consistent and rapid earnings growth in the foreseeable future.”

Mr. Wang continued:” SmartHeat noticed positive signs of economic recovery and gradual expansion in China’s energy savings industry. The current economic slowdown has significantly increased customer awareness towards utilization of energy savings equipment from which we are a primary beneficiary. SmartHeat is well positioned to potentially reap significant benefits from the world’s economic recovery.”

Record 2nd Quarter Revenues

•	Revenues of $12.5 million, up 125%, compared to $5.6 million in Q2 2008.
•	Significant revenue increase was due to continued market expansion in a favorable market environment.
•	SmartHeat experienced significant sales and earnings growth across all product lines.

Record 2nd Quarter Net Income

•	Net income of $2.6 million, up 257%, compared to $0.73 million in Q2 2008.
•	Fully diluted EPS of $0.11, up 267%, compared to EPS of $0.03 in Q2 2008.
•	Total shares issued and outstanding as of June 30, 2009 were 24,179,900 shares.
•	The significant increase in net income was primarily due to greater economies of scale in production costs combined with rapid growth in revenues and improved operating efficiency.

Raises 3rd Quarter 2009 Earnings Guidance

Based on our anticipated greater pace of economic recovery in the 2nd half and increased customer demand for our products as we have entered our seasonally strongest quarter in a year, SmartHeat raises 3rd quarter earnings guidance to approximately $35 million in revenues and approximately $6.8 million in net income. In the 3rd quarter of 2008, SmartHeat reported revenues of $20.7 million and net income of $4.3 million.

Raises Full Year 2009 Earnings Guidance

SmartHeat raises full year 2009 earnings guidance to approximately $15.5 million in net income on approximately $80 million in revenues. In 2008, SmartHeat reported revenues of $32.7 million and net income of $6.34 million.

Business Outlook

Mr. Wang commented:” Since the beginning of the 2nd half, we have experienced greater customer order flow and willingness among our existing and new customers to increase demand for our energy savings equipment. Our recently completed asset acquisition of one of China’s largest PHE manufacturers has not only expanded our production capabilities but also extended our product offerings to new customer segments. We believe SmartHeat’s rapid earnings growth momentum will continue well into 2010 as we anticipate broader global economic recovery next year. We are optimistic that SmartHeat is on track to achieve solid 3rd quarter earnings growth and another year of record success in 2009 for our growing list of individual and institutional shareholders."

About SmartHeat Inc.

Founded by James Jun Wang, a former executive at Honeywell China, SmartHeat Inc. (www.smartheatinc.com) is a NASDAQ Global Market listed (NASDAQ: HEAT - News) US company with its primary operations in China. SmartHeat is a market leader in China's clean technology energy savings industry. SmartHeat manufactures standard plate heat exchangers (PHEs), custom plate heat exchanger units (PHE Units) and heat meters. SmartHeat's products directly address air pollution problems in China where massive coal burning for cooking and heating purposes is the only source of economical heat energy in China. With broad product applications, SmartHeat's products significantly reduce heating costs, increase energy use and reduce air pollution. SmartHeat's customers include global Fortune 500 companies as well as municipalities and industrial/residential users. China's heat transfer market is currently estimated at approximately $2.4 billion with double-digit annual growth according to China Heating Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward- looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. SmartHeat's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat's filings with the Securities and Exchange Commission.

Contact Corporate Communications:
Ms. Jane Ai, Corporate Secretary
SmartHeat Inc.
Tel: 011-86-24-25363366
Email: info@SmartHeatinc.com

SMARTHEAT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	AS OF JUNE 30, 2009	AS OF DECEMBER 31, 2008
	(UNAUDITED)

ASSETS

CURRENT ASSETS
Cash & cash equivalents	$2,408,714	$1,435,212
Restricted cash	933,312	462,048
Accounts receivable, net	8,997,822	11,390,169
Retentions receivable	357,683	290,852
Advances to suppliers	2,909,069	412,524
Other receivables, prepayments and deposits	1,366,965	698,834
Inventories	8,220,181	6,107,583
Note receivable - bank acceptance	14,637	14,631

Total current assets	25,208,383	20,811,853

NON-CURRENT ASSETS
Restricted cash	23,345	219,472
Accounts receivable, net	740,116	310,810
Retentions receivable	1,420,830	166,912
Intangible assets, net	4,179,143	1,155,131
Property and equipment, net	7,363,041	2,436,553

Total noncurrent assets	13,726,475	4,288,878

TOTAL ASSETS	$38,934,858	$25,100,731

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,620,935	$1,210,906
Unearned revenue	1,691,800	850,408
Notes payable - bank acceptance	762,710	-
Taxes payable	559,085	1,327,775
Accrued liabilities and other payables	5,968,709	1,330,812
Due to minority shareholder	-	5,303
Loans payable	5,562,142	2,443,450

Total current liabilities	16,165,381	7,168,654

OTHER PAYABLES - NONCURRENT	1,200,586	-

DEFERRED TAX LIABILITY	23,488	38,854

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized, 24,179,900 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	24,180	24,180
Paid in capital	8,223,671	8,223,453
Statutory reserve	1,530,781	1,150,542
Accumulated other comprehensive income	997,772	984,629
Retained earnings	10,768,999	7,510,419

Total stockholders' equity	21,545,403	17,893,223

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$38,934,858	$25,100,731

SMARTHEAT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	FOR THE SIX MONTHS ENDED JUNE 30,		FOR THE THREE MONTHS ENDED JUNE 30,
	2009	2008	2009	2008

Net sales	$18,705,898	$8,637,283	$12,498,395	$5,558,232

Cost of goods sold	11,874,903	6,228,156	7,973,956	4,115,200

Gross profit	6,830,995	2,409,127	4,524,439	1,443,032

Operating expenses
Selling expenses	1,159,532	608,028	698,619	410,607
General and administrative expenses	1,340,132	446,470	770,610	162,325

Total operating expenses	2,499,664	1,054,498	1,469,229	572,932

Income from operations	4,331,331	1,354,629	3,055,210	870,100

Non-operating income (expenses)
Interest income	80,421	260,683	63,740	113,545
Interest expense	(117,612)	(163,040)	(64,760)	(96,412)
Subsidy income	35,340	9,141	35,340	9,141
Other expense	(11,199)	-	(10,119)	(2,891)
Other income	969	8,290	969	-

Total non-operating income (expenses)	(12,081)	115,074	25,170	23,383

Income before income tax	4,319,250	1,469,703	3,080,380	893,483

Income tax expense	680,432	266,028	462,831	161,071

Net income	3,638,818	1,203,675	2,617,549	732,412

Other comprehensive item
Foreign currency translation	13,143	410,896	11,433	168,802

Comprehensive Income	$3,651,961	$1,614,571	$2,628,982	$901,214

Basic weighted average shares outstanding	24,179,900	20,213,419	24,179,900	21,926,838

Diluted weighted average shares outstanding	24,191,063	20,213,419	24,206,099	21,926,838

Basic earnings per share	$0.15	$0.06	$0.11	$0.03

Diluted earnings per share	$0.15	$0.06	$0.11	$0.03

SMARTHEAT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	FOR THE SIX MONTHS ENDED JUNE 30,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,638,818	$1,203,675
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	194,027	104,038
Unearned interest on accounts receivable	68,292	(22,366)
Stock option compensation expense	218	-
Decrease in deferred tax liability	(15,380)	-
(Increase) decrease in current assets:
Accounts receivable	1,349,607	(1,803,120)
Retentions receivable	(1,320,413)	346,914
Advances to suppliers	(2,487,309)	(1,888,198)
Other receivables, prepayments and deposits	(1,468,178)	(277,990)
Inventories	(2,109,938)	2,874,481
Increase (decrease) in current liabilities:
Accounts payable	1,721,658	1,358,223
Unearned revenue	840,957	(1,709,100)
Taxes payable	(769,124)	(167,960)
Accrued liabilities and other payables	226,202	423,418

Net cash (used in) provided by operating activities	(130,563)	442,015

CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted cash	(274,835)	(229,833)
Construction in progress	-	(39,549)
Acquisition of property & equipment	(239,005)	(119,299)

Net cash used in investing activities	(513,840)	(388,681)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of assets acquisition liability	(1,500,139)	-
Repayment to shareholder	-	(44,862)
Proceeds from (Repayment to) short term loans	3,117,362	(213,152)

Net cash provided by (used in) financing activities	1,617,223	(258,014)

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	682	19,028

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	973,502	(185,652)

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	1,435,212	393,147

CASH & CASH EQUIVALENTS, END OF PERIOD	$2,408,714	$207,495

Supplemental Cash flow data:
Income tax paid	$995,787	$197,756
Interest paid	$121,259	$87,887